EXHIBIT 10.11

NETFLIX, INC.

2020 STOCK PLAN

GLOBAL MONTHLY-GRANT STOCK OPTION AGREEMENT

Unless specifically indicated in this Global Monthly-Grant Stock Option Agreement, including any addendum attached hereto (“Addendum”) containing country-specific terms and conditions (collectively, this “Agreement”), the terms defined in the 2020 Stock Plan (the “Plan”) will have the same defined meanings in this Agreement.

I.NOTICE OF STOCK OPTION GRANT

From time to time during your employment with the Company or one of its Subsidiaries, you (also known as the “Optionee”) may be granted Options to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement. Upon each grant, the number of Shares granted, the date of grant, and the exercise price per share (the “Exercise Price”) shall be communicated to you by the Company. All Options granted to you pursuant to this Agreement shall be vested upon grant and treated as Non-statutory Stock Options (“NSOs”). At present, the Company grants Options on the first trading day of each month in accordance with the Company’s disclosed stock option formulae. Notwithstanding anything herein to the contrary, the Company retains the right to change the terms of this Agreement for any grants that are made to you after announcement of the changed terms, including the timing of grants, the disclosed stock option formulae or any inputs thereto. You acknowledge and agree that nothing in this Agreement constitutes an express or implied promise of continued grants, or benefits in lieu of grants, even if grants have been made in the past; it being expressly understood that grants to employees are, at all times, made in the sole and absolute discretion of the Administrator.

Vesting Schedule:

Options granted under this Agreement shall be vested immediately upon grant.

Termination Period:
In no event may Options granted hereunder be exercised later than the ten-year anniversary of the date of grant (the Option’s “Term”).

II.AGREEMENT

A.Grant of Option.

All Options granted to Optionee hereunder by the Administrator are subject to all of the terms and conditions of the Plan, which is incorporated herein by reference. For example, but not by way of limitation, the Plan contains important provisions regarding termination and expiration of Options in the event of a Change in Control of the Company. Notwithstanding any contrary provision of this Agreement, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

B.Nature of Grant.

In accepting the Options, Optionee acknowledges, understands and agrees that:

EXHIBIT 10.11

1.the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

2.Optionee is voluntarily participating in the Plan;

3.unless Optionee allocates a portion of his or her salary towards the acquisition of the Options (to the extent permitted by the Company and by applicable laws), the Options and any Shares acquired thereunder, and the income from and value of same, are not intended to replace any compensation owed to Optionee by the Company or, if different, Optionee’s employer (the “Employer”);

4.the Options and any Shares acquired thereunder, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

5.the future value of the Shares underlying the Options is unknown, indeterminable, and cannot be predicted with certainty;

6.if the underlying Shares do not increase in value, the Options will have no value;

7.if Optionee exercises the Options and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

8.no claim or entitlement to compensation or damages shall arise from forfeiture of the Options;

9.unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

10.unless otherwise agreed with the Company, the Options and any Shares acquired thereunder, and the income from and value of same, are not granted as consideration for, or in connection with, the service Optionee may provide as a director of a Subsidiary; and

11.if Optionee provides services outside the U.S.,

(i)    where applicable, neither the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the number and value of the Options or of any amounts due to Optionee pursuant to the exercise of the Options or the subsequent sale of any Shares acquired upon exercise; and

(ii)    the Options and any Shares acquired thereunder, and the income from and value of same, are not part of normal or expected compensation for any purpose.

C.Exercise of Option.

EXHIBIT 10.11

1.Right to Exercise. An Option granted hereunder is exercisable during the applicable Option’s Term in accordance with the applicable provisions of the Plan and this Agreement.

2.Method of Exercise. An Option granted hereunder is exercisable by delivery of an exercise notice, in the form of exercise notice found on the Company’s intranet site or as otherwise available from the Company (the “Exercise Notice”), which shall state the election to exercise an Option, the number of Shares in respect of which such Option is being exercised (the “Exercised Shares”), the date of grant of such Option, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be properly completed by Optionee and delivered to the Stock Plan Administrator of the Company (or his or her designee). The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. An Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

The Company will not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. or non-U.S. state or federal law or under the rulings or regulations of the U.S. Securities and Exchange Commission (the “SEC”) or any other regulatory body, which the Administrator, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. or non-U.S. governmental agency, which the Administrator, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of exercise as the Administrator may establish from time to time for reasons of administrative convenience. Optionee understands that the Company is under no obligation to register or qualify the Common Stock with the SEC or any other U.S. or non-U.S. state or federal securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Optionee agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without Optionee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

Assuming such compliance, for tax purposes the Exercised Shares shall be considered transferred to Optionee on the date the applicable Option is exercised with respect to such Exercised Shares.

D.Method of Payment.

Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee, unless otherwise provided in the Addendum:

1.cash;

2.check;

3. consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, including, without limitation, a net exercise program to the extent permitted by the Company and by applicable laws, whereby Shares are held back to cover the Exercise Price; or

4. for U.S. taxpayers only, surrender of other Shares which (i) in the case of Shares acquired from the Company, have been owned by Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

EXHIBIT 10.11

E.Non-Transferability of Option.

Unless determined otherwise by the Administrator, an Option granted hereunder may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, such Option will contain such additional terms and conditions as the Administrator deems appropriate. Unless otherwise determined by the Administrator, the Optionee may, subject to such terms and conditions as the Administrator deems advisable, assign or transfer all or part of vested Options during an Optionee’s lifetime to (a) Optionee’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order that relates to the provision of child support, alimony payments or marital property rights, or (b) trust or other similar estate planning entity that is solely for the benefit of the Optionee and/or the Optionee’s immediate family. In such case, the transferee shall receive and hold the Options subject to the provisions of this section, and there shall be no further assignation or transfer of the Options. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

F.Tax Consequences and Responsibilities.

Optionee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”) is and remains Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by (i) withholding from proceeds of the sale of Shares acquired upon exercise of the Option arranged by the Company (on Optionee’s behalf pursuant to this authorization without further consent), (ii) withholding from Optionee’s wages or other cash compensation payable to Optionee by the Company and/or a Parent or Subsidiary, (iii) withholding Shares to be issued upon exercise of the Option and otherwise deliverable to Optionee, including, without limitation, a net exercise program whereby Shares are held back, or (v) any other method of withholding determined by the Company and, to the extent required by applicable laws or the Plan, approved by the Committee.

Notwithstanding the foregoing, if Optionee is an officer of the Company subject to Section 16 of the Exchange Act (a “Section 16 Officer”), then the Company will withhold Shares to be issued upon exercise of the Option in order to satisfy the minimum statutory amount

EXHIBIT 10.11

required to be withheld pursuant to the Tax-Related Items with respect to such Section 16 Officer in accordance with method (iii) above, unless the use of such withholding method is impermissible or impracticable under applicable laws, in which case the withholding obligation will be satisfied by method (ii) above, provided that, in the event the Section 16 Officer has elected to satisfy the Tax-Related Items through method (i) as permitted hereunder or has previously elected a Section 16 Officer Withholding Amount (as defined below) greater than the applicable minimum statutory amount required to be withheld pursuant to the Tax-Related Items, the Company shall give effect to such election(s). The “Section 16 Officer Withholding Amount” in respect of any issuance of Shares pursuant hereto means the (i) applicable minimum statutory amount required to be withheld pursuant to the Tax-Related Items, or (ii) such greater amount, up to the sum of all applicable maximum rates, applied in respect of the applicable issuance of Shares with respect to the Section 16 Officer at such Section 16 Officer’s election.

The Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in Optionee’s jurisdiction(s), except as provided above for Section 16 Officers. If Tax-Related Items are withheld at a rate which exceeds Optionee's obligation for Tax-Related Items, Optionee may receive a cash refund of any over-withheld amount not remitted to tax authorities on Optionee’s behalf and will have no entitlement to the Common Stock equivalent, or if not refunded, Optionee may be able to seek a refund from the local tax authorities. In the event Tax-Related Items are withheld at a rate which is less than Optionee’s obligations for Tax-Related Items, Optionee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Optionee shall be deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, Optionee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

G.Rights as a Stockholder.

Neither Optionee nor any person claiming under or through Optionee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares shall have been issued (which may occur electronically), recorded on the records of the Company or its transfer agents or registrars, and delivered to Optionee. After such issuance, recordation and delivery, Optionee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

H.Address for Notices.

Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at Netflix, Inc., Attention: Employee Services, 121 Albright Way, Los Gatos, CA 95032, U.S.A. (stockadmin@netflix.com), or at such other address as the Company may hereafter designate in writing.

I.Administrator Authority.

EXHIBIT 10.11

The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Optionee, the Company and all other interested persons. The Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

J.Electronic Delivery and Participation.

The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future Options that may be awarded under the Plan by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company.

K.Entire Agreement.

The Plan is incorporated herein by reference. The Plan, this Agreement and any incidental grant or enrollment documents, including any addendum and appendix attached thereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all other prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.

L.Governing Law and Venue.

This Agreement shall be administered, construed and governed in accordance with the laws of the State of Delaware, but without regard to its conflict of law rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state and federal courts situated within New Castle County, Delaware and waive any objection the parties might have to personal jurisdiction or venue in those courts.

M.No Guarantee of Continued Service.

The transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as a Service Provider for the term of the Option, or any period at all, and shall not interfere with Optionee’s right or the right of the Employer to terminate Optionee’s relationship as a Service Provider at any time, with or without cause.

N.No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the Shares. Optionee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

O.Language.

Optionee acknowledges that he or she is proficient in the English language, or had the opportunity to consult with an advisor who is proficient in the English language so as to enable

EXHIBIT 10.11

Optionee to understand the provisions of this Agreement and the Plan, and understands the content of this Agreement and other Plan-related materials. If Optionee has received this Agreement, or any other document related to the Options and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

P.Severability.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Q.Addendum.

Notwithstanding any provisions in this Global Monthly-Grant Stock Option Agreement, the Option grant shall be subject to any additional terms and conditions set forth in any Addendum to this Global Monthly-Grant Stock Option Agreement for Optionee’s country. Moreover, if Optionee transfers employment or relocates to one of the countries included in any Addendum, the additional terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Global Monthly-Grant Stock Option Agreement.

R.Imposition of Other Requirements.

The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Options and on any Shares purchased upon exercise of the Options, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

S.Waiver.

Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or any other optionees.

T.Insider Trading Restrictions/Market Abuse Laws.

Optionee acknowledges that he or she is subject to the Netflix, Inc. Insider Trading Policy and that Optionee has reviewed and agreed to this policy. Further, Optionee acknowledges that, depending on his or her country, broker’s country, or the country in which the Shares are listed, he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or other dispose of the Shares, rights to Shares, or rights linked to the value of Shares, during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the U.S. and Optionee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Optionee placed before possessing inside information.

Furthermore, Optionee may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws

EXHIBIT 10.11

or regulations are separate from and in addition to any restrictions that may be imposed under the Netflix, Inc. Insider Trading Policy. Optionee acknowledges that it is Optionee’s responsibility to comply with any applicable restrictions, and Optionee should speak to his or her personal advisor on this matter.

U.Foreign Asset and Account Reporting.

Optionee’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect Optionee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of Optionee’s country. Optionee may be required to report such accounts, assets or transactions to the tax or other authorities in Optionee’s country. Optionee also may be required to repatriate sale proceeds or other funds received as a result of Optionee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt.

Optionee acknowledges that it is Optionee’s responsibility to comply with any applicable regulations, and that Optionee should speak to Optionee’s personal advisor on this matter.

***

The Options granted hereunder are granted under and governed by the terms and conditions of the Plan and this Agreement. By accepting this Option, (1) Optionee confirms that Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement, and (2) Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement. Optionee must promptly notify the Company in writing (including electronically) of any change in Optionee’s residence address.